Exhibit 10.2

Summary of Repricing

	Number of		Remaining
	Securities	Weighted Average	Contractual Life of
	Underlying Stock	Exercise Price Per	Stock Options
	Options Repriced	Share	Repriced (in Years)

Executive Officers	3,500,000	$0.0793	8.7

Outside Directors	4,500,000	$0.075	8.9

Employees	1,211,500	$0.075	8.8

Consultants	312,000	$0.075	8.9

Total	9,523,500	$0.0766	8.8